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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263


                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2054 DATED 02 DECEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF 41,791,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,689,848,000.00 (A$2,901,854,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 13, 2007, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                                 Queensland Treasury Corporation

    (ii)   Guarantor:                              The Treasurer on behalf of the
                                                   Government of Queensland

2.  Benchmark line:                                2011
                                                   (to be consolidated and form a single
                                                   series with QTC 6% Global A$Bonds due
                                                   14 June 2011, ISIN US748305BC27)
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3.  Specific Currency or Currencies:               AUD ("A$")

4.  (i)    Issue price:                            106.889%

    (ii)   Dealers' fees and commissions paid by   No fee or commission is payable in
           Issuer:                                 respect of the issue of the bond(s)
                                                   described in these final terms (which
                                                   will constitute a "pricing
                                                   supplement" for purposes of any
                                                   offers or sales in the United States
                                                   or to U.S. persons). Instead, QTC
                                                   pays fees and commissions in
                                                   accordance with the procedure
                                                   described in the QTC Offshore and
                                                   Onshore Fixed Interest Distribution
                                                   Group Operational Guidelines.

5.  Specified Denominations:                       A$1,000

6.  (i)    Issue Date:                             04 DECEMBER 2008

    (ii)   Record Date (date on and from which     6 June / 6 December. Security will be
           security is Ex-interest):               ex-interest on and from 7 June / 7
                                                   December.

    (iii)  Interest Payment Dates:                 14 June / 14 December

7.  Maturity Date:                                 14 June 2011

8.  Interest Basis:                                6 per cent Fixed Rate

9.  Redemption/Payment Basis:                      Redemption at par

10. Change of Interest Basis or Redemption/        Not Applicable
    Payment Basis:

11. (i)    Status of the Bonds:                    Senior and rank pari passu with other
                                                   senior, unsecured debt obligations of
                                                   QTC

    (ii)   Status of the Guarantee:                Senior and ranks pari passu with all
                                                   its other unsecured obligations

12. Method of distribution:                        Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                    6 per cent per annum payable
                                                   semi-annually in arrears

    (ii)   Interest Payment Date(s):               14 June and 14 December in each year
                                                   up to and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):                 A$30 per A$1,000 in nominal amount
           (Applicable to bonds in definitive
           form)

    (iv)   Determination Date(s):                  Not Applicable

    (v)    Other terms relating to the method of   None
           calculating interest for Fixed Rate
           Bonds:

PROVISIONS RELATING TO REDEMPTION
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14. Final Redemption Amount:                       A$1,000 per bond of A$1,000 Specified
                                                   Denomination (NB: If the Final
                                                   Redemption Amount is other than 100 per
                                                   cent. of the nominal value the bonds
                                                   will be derivative securities for the
                                                   purposes of the Prospectus Directive
                                                   and the requirements of Annex XII to
                                                   the Prospectus Directive Regulation
                                                   will apply and the Issuer will prepare
                                                   and publish a supplement to the
                                                   Prospectus)

15. Early Redemption Amount(s) payable on          Not Applicable
    redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                                 Permanent Global Note not
                                                   exchangeable for Definitive Bonds

17. Additional Financial Centre(s) or other        Not Applicable
    special provisions relating to Payment
    Dates:

18. Talons for future Coupons or Receipts to be    No
    attached to Definitive Bonds (and dates on which such Talons mature):

19. Other terms or special conditions:             Not Applicable

                                                   (When adding any other final terms
                                                   consideration should be given as to
                                                   whether such terms constitute
                                                   "significant new factors" and
                                                   consequently trigger the need for a
                                                   supplement to the Prospectus under
                                                   Article 16 of the Prospectus
                                                   Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses of   Not Applicable
           Managers and underwriting
           commitments:

    (ii)   Date of Dealer Agreement:               02 DECEMBER 2008

    (iii)  Stabilizing Manager(s) (if any):        Not Applicable

21. If non-syndicated, name and address of         Commonwealth Bank of Australia
    relevant Dealer:                               Level 4
                                                   Cnr Pitt Street and Martin Place
                                                   Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules applicable    TEFRA Not Applicable
    or TEFRA rules not applicable:

23. Non exempt Offer                               Not Applicable

                                                   (N.B. Consider any local regulatory
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                                                   requirements necessary to be
                                                   fulfilled so as to be able to make a
                                                   non-exempt offer in relevant
                                                   jurisdictions. No such offer should
                                                   be made in any relevant jurisdiction
                                                   until those requirements have been
                                                   met. Non-exempt offers may only be
                                                   made into jurisdictions in which the
                                                   base prospectus (and any supplement)
                                                   has been notified/passported.)

24. Additional selling restrictions:               Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)    Listing                                 Bourse de Luxembourg.

    (ii)   Admission to trading:                   Application has been made by the
                                                   Issuer (or on its behalf) for the
                                                   bonds to be admitted to trading on
                                                   the regulated market of the Bourse de
                                                   Luxembourg with effect from the Issue
                                                   Date.

                                                   (Where documenting a fungible issue
                                                   need to indicate that original
                                                   securities are already admitted to
                                                   trading.)

2.  RATINGS

    Ratings:                                       The bonds to be issued have been
                                                   rated:

                                                   S&P:     AAA
                                                   Moody's: Aaa

                                                   An obligation rate 'AAA' by S&P has
                                                   the highest credit rating assigned by
                                                   Standard & Poor's. The obligor's
                                                   capacity to meet its financial
                                                   commitment on the obligation is
                                                   extremely strong.

                                                   Obligations rated 'AAA' by Moody's
                                                   are judged to be of the highest
                                                   quality with minimal credit risk.

                                                   A credit rating is not a
                                                   recommendation to buy, sell or hold
                                                   securities and may be revised or
                                                   withdrawn by the rating agency at any
                                                   time. Each rating should be evaluated
                                                   independently of any other rating.

                                                   (The above disclosure should reflect
                                                   the rating allocated to bonds issued
                                                   under the bond facility generally or,
                                                   where the issue has been specifically
                                                   rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

   (i)     Reasons for the Offer:                  See "Use of Proceeds" section in the
                                                   prospectus supplement--if reasons for
                                                   offer different from making profit
                                                   and/or hedging certain risks will
                                                   need to include those reasons here.

    (ii)   Estimated net proceeds:                 Not Applicable.
                                                   (If proceeds are intended for more
                                                   than
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                                                   one use will need to split out and
                                                   present in order of priority. If
                                                   proceeds insufficient to fund all
                                                   proposed uses state amount and
                                                   sources of other funding.)

    (iii)  Estimated total expenses:               Not Applicable.

                                                   [Expenses are required to be broken
                                                   down into each principal intended
                                                   "use" and presented in order of
                                                   priority of such "uses".]

5.  YIELD

    Indication of yield:                           4.29%

                                                   Calculated as 7 basis points less
                                                   than the yield on the equivalent A$
                                                   Domestic Bond issued by the Issuer
                                                   under its Domestic A$ Bond Facility
                                                   on the Trade Date.

                                                   The yield is calculated at the Trade
                                                   Date on the basis of the Issue Price.
                                                   It is not an indication of future
                                                   yield.

6.  OPERATIONAL INFORMATION

    (i)    ISIN Code:                              US748305BC27

    (ii)   Common Code:                            010926238

    (iii)  CUSIP Code:                             748305BC2

    (iv)   Any clearing system(s) other than       Not Applicable
           Depositary Trust Company, Euroclear
           Bank S.A./N.V. and Clearstream
           Banking, societe anonyme and the
           relevant identification number(s):

    (v)    Delivery:                               Delivery free of payment

    (vi)   Names and addresses of additional       [_________]
           Paying Agent(s) (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                            Not applicable

    (ii)   [Conditions to which the offer is       Not applicable
           subject;]

    (iii)  [Description of the application         Not applicable
           process;]

    (iv)   [Details of the minimum and/or          Not applicable
           maximum amount of application;]

    (v)    [Description of possibility to reduce   Not applicable
           subscriptions and manner for
           refunding excess amount paid by
           applicants;]

    (vi)   [Details of the method and time         Not applicable
           limits for paying up and delivering
           the bonds;]

    (vii)  [Manner in and date on which results    Not applicable
           of the offer are to be made public;]
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    (viii) [Procedure for exercise of any right    Not applicable
           of pre-emption, negotiability of
           subscription rights and treatment of
           subscription rights not exercised;]

    (ix)   [Categories of potential investors to   Not applicable
           which the bonds are offered and
           whether tranche(s) have been reserved
           for certain countries;]

    (x)    [Process for notification to            Not applicable
           applicants of the amount allotted and
           the indication whether dealing may
           begin before notification is made;]

    (xi)   [Amount of any expenses and taxes       Not applicable
           specifically charged to the
           subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the        None
           extent know to the Issuer, of the
           placers in the various countries
           where the offer takes place.]
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